EXHIBIT 2.5

Telesp Celular Participações S.A.

Appraisal of shareholders’ equity at
market value

Confidential
November, 2003
This document may not be distributed to third parties

To
The Boards of Directors
Telesp Celular Participações S.A. and
Tele Centro Oeste Participações S.A.
Av. Roque Petroni Júnior 1464, 6º andar — parte — Bloco B — Morumbi
04707-000 — São Paulo — SP

November 21, 2003

For the attention of: Mr. Fernando Abella

Dear Sir,

Telesp Celular Participações S.A. Appraisal Report — Reissue

Under the terms of our contract for the provision of KPMG’s professional services, dated August 4, 2003, we have appraised the shareholders’ equity of Telesp Celular Participações S.A. at market value, the results of which are in the attached report.

Pursuant to your request, based on the legal opinion of the law firm Machado, Meyer, Sendacz e Opice Advogados, related to the interpretation of the Corporation Law (article 264, head paragraph and paragraph 2 of Law 6404/76) with reference to the handling of goodwill, negative goodwill and eventual provisions for loss in processes of amalgamation of shares, the annexed report replaces the report issued by us on October 24, 2003, so as not to consider these items in the calculations of the net equity of Telesp Celular Participações S.A., at market value.

While it is our understanding that it addresses a change arising from the legal interpretation of the legal provisions applicable to the process of amalgamation of shares, we must stress that, from the point of view of economics which is the grounds of our work, in our opinion, the report issued on October 24, 2003, best reflects the market value of the net equity of the entity subject to appraisal.

We consider that the delivery of this report definitively concludes the services which were the object of the above-mentioned contract.

We remain grateful for the opportunity of being of service in this matter.

Yours sincerely,

André Castello Branco	Luís Augusto Motta
Partner	Director

   Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

Contents

Abbreviations		4

1	Introduction	5
2	Objective of the work	7
3	Sources of information	8
4	Subsequent events	9
5	Scope	10
6	Calculation of TCP’s value using the methodology of adjusting shareholders’ equity to market value	11
7	Conclusion	19

Appendices
I	Balance sheets	20
II	Projected economic and financial indicators	24

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

Abbreviations

TCP	Telesp Celular Participações S.A.
TC	Telesp Celular S.A.
GT	Global Telecom S.A.
TCO	Tele Centro Oeste Celular Participações S.A.
Companies	TCP, TC, GT and TCO, jointly
BM&F	Brazilian Futures and Commodities Exchange
CAT	State Tax Authority
ERB	Radio Base Station
CCC	Switching Center
CDI	Interbank Certificate of Deposit
CSLL	Social Contributions on Net Income
FINAM	Amazon Investment Fund
FINOR	Northeast Investment Fund
Fistel	Telecommunications Inspection Fund
IBRACON	Brazilian Institute of Accountants Value-Added Tax on Sales and Services
ICMS	Value-Added Tax on Sales and Services (levied by the states)
IR	Income Tax
SELIC	Special System for Settlement and Custody

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

1	Introduction

1.1	Telesp Celular Participações S.A. is a public corporation whose controlling shareholders on June 30, 2003 are Brasilcel N.V. (57.26% of total capital, directly) and Portelcom Participações S.A. (7.86% of total capital), the latter in turn being wholly owned by Brasilcel N.V. Thus Brasilcel N.V. retains, directly and indirectly, 65.12% of TCP’s total capital.

1.2	Brasilcel N.V. is owned by Telefónica Móviles, S.A. (50.00% of total capital), PT Móveis, Serviços de Telecomunicações, SGPS, S.A. (49.999% of total capital) and Portugal Telecom, SGPS, S.A. (0.001% of total capital)

1.3	TCP is the outright owner of Telesp Celular S.A. and (since December 27, 2002) Global Telecom S.A., which operate mobile cellular telephony services in the states of São Paulo (Band A), and Paraná and Santa Catarina (Band B), respectively, including any necessary or useful activities for the execution of these services, in line with the concessions and authorizations granted to them.

1.4	On December 27, 2002, TCP acquired the remaining 51% of Global Telecom S.A.’s common shares (17% of total capital) retained by the holding companies Daini do Brasil S.A., Globaltelcom Telecomunicações S.A. and GTPS S.A. Participações em Investimentos de Telecomunicações, GT’s then joint controlling shareholders

1.5	In January, 2003, TCP published a relevant fact announcing the acquisition of TCO’s controlling stake and, under the prevailing legislation, the holding of an offer to acquire those TCO common shares retained by minority shareholders.

1.6	On March 31, 2003, TCP, intending to minimize its administrative and financial costs, incorporated these holdings, totaling R$276 million, in its investee. As a result, TCP now retains direct control of Global Telecom S.A.

1.7	On April 10, 2003, the National Telecommunications Agency — ANATEL approved the transfer of the holdings in Tele Centro Oeste Celular Participações S.A. retained by BID S.A.; as a result, on April 25, 2003, TCP acquired 61.10% of TCO’s voting capital, representing 20.69% of its voting capital.

1.8	TCO, in addition to operating mobile telephony services in Brasília, controls Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleron Celular S.A. and Teleacre Celular S.A., and is the sole owner of Norte Brasil Telecom S.A., which operate mobile telephony services in the states of Goiás, Tocantins, Mato Grosso, Mato Grosso do Sul, Rondônia, Acre, Amazonas, Roraima, Amapá, Pará and Maranhão, respectively, including any necessary or useful activities for the execution of these services, in line with the concessions and authorizations granted to them. TCO also controls TCO IP S.A., which chiefly provides Internet access services.

1.9	Also in January, 2003, the merger of preferred shares held by TCO’s minority shareholders into TCP was announced, referred to in paragraph 1.5

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

1.10	Pursuant to TCP’s merger of the shares held by TCO’s minority preferred shareholders, referred to in paragraph 1.5, we were hired to appraise TCP by the methodology of adjusting shareholders’ equity to market value on the base date of June 30, 2003, according to Brazilian Corporate Law (Art. 264, head paragraph of Law 6,404/76)

1.11	Initially, we made this appraisal and reported the results in our report on October 24, 2003, however, at your request, based on the opinion of the law firm Machado, Meyer, Sendacz e Opice Advogados, related to the interpretation of the Corporation Law (article 264, head paragraph and paragraph 2) of Law 6,404/76 with reference to the handling of goodwill, negative goodwill and eventual provisions for loss in processes of amalgamation of shares, we reissue this appraisal, not considering these items in the calculations of the net equity of Telesp Celular Participações S.A., at market value.

1.12	We must stress that, from the point of view of economics, which is the grounds of our work, in our opinion, the report issued on October 24, 2003, best reflects the market value of the net equity of the entity subject to appraisal.

1.13	The chart below shows TCP’s ownership structure and its respective percentage holdings in its subsidiaries on the base date of June 30, 2003:

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

2	Objective of the work

2.1	Pursuant to the terms of our contract for the provision of professional services, dated August 4, 2003, we have undertaken an independent appraisal of TCP’s shareholders’ equity at market value on the base date of June 30, 2003. This work is related with the merger of TCO’s shares by TCP in compliance with Brazilian Corporate Law (Art. 264, head paragraph. of Law 6,404/76)

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

3	Sources of information

3.1	As a starting point, the interim financial statements published by TCP and reviewed by the independent auditors, pertaining to the quarterly financial statements and trial balances of the Companies for the base date of June 30, 2003, were used.

3.2	The appraisal is also based on interviews with TCP management and on additional information, written or verbal, provided by TCP, as the aging of accounts receivable and accounts payable and financial controls related with the loans and derivative operations, among others.

3.3	Part of this appraisal was also based on earnings estimates, which in turn were based on assumptions and information provided by TCP management. We emphasize that there is no guarantee that future results contained in the projections will be achieved.

3.4	We should also like to make it clear that this report does not constitute an audit of the financial statements utilized nor of any other data contained herein and must not, therefore, be interpreted as such.

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

4	Subsequent events

4.1	We should further emphasize that the appraisal does not reflect any events subsequent to this report’s date of issue. In addition, any relevant facts occurring between the appraisal’s base date and this document’s date of issue and not brought to the attention of KPMG Corporate Finance may affect the value obtained by the appraisal.

4.2	KPMG Corporate Finance was not hired to update this report after its date of issue.

4.3	KPMG Corporate Finance is not aware of any event until the date of the issuance of this report that may affect the results of this appraisal.

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

5	Scope

5.1	The methodology of adjusting shareholders’ equity to market value was adopted to calculate the market value of TCP’s shareholders’ equity, mainly based on the assets and liabilities recorded in the quarterly financial information, published by TCP and reviewed by TCP’s independent auditors in accordance with IBRACON procedures, applied to the quarterly financial statements on the base date of June 30, 2003, plus the trial balances provided by TCP’s subsidiaries.

5.2	This methodology is used to determine the market value of a given company’s assets and liabilities. Its application begins with the book value of the assets and liabilities, some of which are then subjected to adjustments in order to reflect their respective realization or liquidation values. The results provide an initial estimate of the company’s market/liquidation value. This methodology provides a useful basis of comparison with the results of other methodologies.

5.3	The following procedures were adopted:

•	Reading and analysis of the trial balances provided by the Companies;

•	Analysis of the asset and liability accounts recorded in the Companies’ financial statements, in order to identify their respective market values;

•	Adjustment of the accounts statements to their market values based on the results of the analysis;

•	Adjustment of the Companies’ fixed assets to their respective market values based on the appraisal report drawn up by Consult Consultoria Engenharia e Avaliações S/C Ltda., a firm specialized in the valuation of such assets;

•	Calculation of the value of TCP’s investments in its subsidiaries by the equity accounting method, based on the market value of these subsidiaries’ shareholders’ equity; and

•	Calculation of the market value of TCP’s shareholders’ equity.

5.4	The above procedures and calculations are detailed in Chapter 6 of this report.

5.5	It should be emphasized that the identification and appraisal of the Companies’ unbooked intangible assets did not form part of the scope of this undertaking.

5.6	The methodology and scope of this appraisal was intended to value a going concern. Thus, except for tax costs and credits, any costs arising from expenses normally incurred during the realization of assets or the payment of liabilities, as well as those arising from company bankruptcies or liquidations, such as rescissions, judicial disputes and the hiring of third-parties (lawyers, advisors etc.) were not considered in our work.

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

5.7	We stress that in our best judgment, by having as a basis the market value of each asset and liability that composes the total net equity, the application of the methodology of appraisal of this report should consider the values at market price of the shares held by the controlling companies, which represent the control of their subsidiaries, that can be estimated by adding to the value of the shareholders’ equity at market value the amounts of the respective premiums less the corresponding provisions for loss. However, based on your request and on the legal opinion of the law firm Machado, Meyer, Sendacz e Opice Advogados, related to the interpretation of the Corporation Law (article 264, head paragraph and paragraph 2) of Law 6,404/76) with reference to the treatment of the aforementioned items, these were not considered in this appraisal.

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

6	Calculation of TCP’s value using the methodology of adjusting shareholders’ equity to market value

6.1	Below, the adjustments made to the accounting balances of TCP and its subsidiaries, as of June 30, 2003 are presented for the calculation of the shareholders’ equity of TCP, at market value:

A — Discount rate

6.2	The projected SELIC was adopted as the discount rate for future asset receivable and liability payment flows (source: BM&F on the base date of June 30, 2003).

B — Accounts receivable

6.3	Comprises those amounts to be received for services provided and goods sold by the Companies, including billed and unbilled amounts, adjusted in line with “Provisions for doubtful accounts”.

Billed amounts

6.4	This account refers to services provided and goods sold by the Companies whose invoices had been issued up to the appraisal base date.

•	Billed telecommunications services — refers to services provided by the Companies, whose issued invoices were still unpaid at June 30, 2003, including the sub-account “Payment of debts in installments”. In order to calculate their market value, it was used TCP and its subsidiaries’ historical payment-received percentage for 2003, based on management reports provided by the Companies and on the calculation of the present value of these projected receivables.

•	Network usage tariffs — refers to the tariffs charged by the Companies for the use of their telephony networks by other telecommunications firms. Considering that all such receivables are paid in the month subsequent to their being billed, their market value was taken to be equal to their book value.

•	Sale of goods — refers to the sale of handsets and cell-phone accessories to the Companies’ distributors, as well as to their own retail outlets, for selling on to final consumers. Receivables from such sales are normally not fully paid in the month subsequent to billing. In order to calculate their market value, it was used TCP and its subsidiaries’ historical payment-received percentage for 2003, based on management reports provided by the Companies and on the calculation of the present value of these projected receivables.

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

Amounts to be billed

6.5	This account refers to services provided by the Companies, whose invoices had not been issued by the appraisal base date. In order to calculate their market value, the same criterion as for the billed amounts was adopted, based on the Companies’ historical payment-received percentage for 2003 and the calculation of the present value of these projected receivables.

6.6	The following table shows a breakdown of the “Accounts receivable” balances on June 30, 2003, and their market value in line with this appraisal.

	R$(000)

	Book	Market
Company	value	value
TCP	—	—
TC	546,363	519,738
GT	69,325	64,986

Total	615,688	584,724

C — Interest on own capital and dividends receivable

6.7	The present value of this account was calculated by assuming that payment would be made in December 2003, as informed by TCP management.

6.8	The table below shows a comparison between the book value of “Interest on own capital and dividends receivable” on June 30, 2003, and its market value according to this appraisal:

	R$(000)

	Book	Market
Company	value	value
TCP	317,641	295,193
TC	—	—
GT	—	—

Total	317,641	295,193

D — Deferred and recoverable taxes

6.9	This refers to the realization of these credits in accordance with their specific characteristics and the prospects for their recovery.

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

Recoverable ICMS

6.10	Those ICMS credits from the acquisition of fixed assets were discounted at present value based on their expectations of recovery, according to the information provided by the Companies’ management, as envisaged in CAT Edict no. 25. The remaining ICMS credits were considered at their book value.

Deferred Income Tax and Social Contribution — Provisions for doubtful accounts

6.11	This tax credit was calculated as follows:

•	Estimate of a new provision for doubtful accounts based on the expectations of receiving adopted when calculating the market value of “Accounts receivable”;

•	Projection of the write-off of these provisions as expenses from unrecoverable debts;

•	Calculation of the projected tax-deductibility of these expenses; and

•	Discount at present value of this tax-deductibility as to the IR and CSLL.

Deferred Income Tax and Social Contribution — Incorporated tax credits

6.12	“Tax credits incorporated” refers to the capital restructuring process, whereby the goodwill from the Company’s privatization was transferred to its subsidiaries. Its market value was calculated based on the projected amortization of this goodwill and the respective reduction in the projected tax burden, in turn based on the Companies’ official long-term projections. The reduction in the tax burden was then discounted at present value and taken as this credit’s realization value.

Deferred Income Tax and Social Contribution — Provisions for contingencies

6.13	Realization of the contingencies depends on the progress and conclusion period of certain legal proceedings involving the Companies, which cannot normally be calculated with a reasonable degree of accuracy. It should be noted that most of these lawsuits are monetarily restated during their course, meaning that the fiscal credits arising from the losses with contingencies would be similarly restated. In the case of those lawsuits which are not restated, their book value represents the best information available as to their true value. Therefore, the market value of the fiscal credits resulting from provisions for contingencies was deemed to be equal to their book value.

6.14	The following table compares the book value of “Deferred and recoverable taxes” on June 30, 2003, with their market value according to this appraisal:

	R$(000)

	Book	Market
Company	value	value
TCP	167,772	174,803
TC	1,108,518	840,964
GT	78,532	203,734

Total	1,354,822	1,219,501

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

E — Loans and derivatives

6.15	On the base date of the appraisal, the Companies had local and foreign-currency debt, both at market interest rates.

6.16	All foreign-currency debt was protected by hedge operations with derivatives indexed to the CDI. It can therefore be inferred that all such debts are in local currency at market rates. As a result, the market values of the debt and derivative-operation accounts were deemed to be equivalent to their book values.

6.17	The market values of those derivatives not pegged to hedge operations were calculated based on their realization schedules provided by TCP management, considering market expectations for the dollar coupon associated with the Companies’ foreign-currency debt and the DI compiled by the BM&F.

6.18	Based on the above, the market value of the derivative operation whereby TC sold USD buy options amounting to US$ 300,000,000 at R$ 2.25 for each US$ 1.00, due on September 24, 2004, was calculated using the above criteria.

6.19	The table below compares the book value of the item, “Derivative operations”, with its market value on June 30, 2003, according to this appraisal.

		R$(000)

		Book	Market
	Account - Asset	value	value
TCP		386,819	386,819
TC		687,529	538,741
GT		240	240

Total		1,074,588	925,800

	R$(000)

	Book	Market
Account - Liability	value	value
TCP	120,793	120,793
TC	235,608	235,608
GT	2,183	2,183

Total	358,584	358,584

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

F — Investments

6.20	This account is present only in TCP and refers to its investments in its subsidiaries, accounted according to the equity accounting method.

6.21	Its market value is calculated by the equity accounting method based on the market value of its subsidiaries’ shareholders’ equities, excluding, as requested by you, based on the opinion of the law firm Machado, Meyer, Sendacz e Opice Advogados (see observation in the introduction of this report), goodwill, negative goodwill and eventual provisions for loss. It should be pointed out that the calculation of the market value of TCP’s investment in TCO is detailed in the TCO appraisal report issued by KPMG Corporate Finance, on October 24, 2003, in relation to the merger previously described.

6.22	The table below compares the book value of “Investments” on June 30, 2003, with their market value, according to this appraisal:

	R$(000)

	Book	Market
Account	value	value
TCP	6,162,456	3,872,179

Total	6,162,456	3,872,179

G — Suppliers and accounts payable

6.23	This account includes those amounts payable for services and goods acquired by the Companies. Their market value was calculated based on the discount to present value of the payment flows provided by the Companies’ management.

6.24	The “International suppliers” account constitutes provisions for the payment of the management fee, which, according to Company management, is paid quarterly in foreign currency. Its market value was calculated based on the discount to present value of this projected payment, considering the Euro and Selic projections (source: BM&F).

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

6.25	The table below compares the book value of “Suppliers and accounts payable” on June 30, 2003, with the market value, according to this appraisal.

	R$(000)

	Book	Market
Company	value	value
TCP	677,260	675,986
TC	470,353	452,541
GT	78,779	72,346

Total	1,226,392	1,200,873

H — Interest on own capital and dividends payable

6.26	The present value of this item was calculated under the assumption that payment would be effected in December, 2003, as informed by TCP management.

6.27	The table below compares the book value of “Interest on own capital and dividends payable” on June 30, 2003, with its to market value, according to this appraisal:

	R$(000)

	Book	Market
Company	value	value
TCP	5,810	5,399
TC	321,302	298,596
GT	—	—

Total	327,112	303,995

I — “Paraná mais emprego"

6.28	This account occurs in GT only and refers to deferred ICMS from the “Paraná mais emprego” program to foster employment in Paraná State, created on July 21, 2000, which established that ICMS would only become due in the 49th month after that to which it was applicable.

6.29	The forecast ICMS payment schedule provided by TCP management was considered and discounted to present value.

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

6.30	The table below compares the book value of this item and its market value on June 30, 2003, according to this appraisal:

	R$(000)

	Book	Market
Company	value	value
TCP	—	—
TC	—	—
GT	136,230	71,894

Total	136,230	71,894

J — Fiscal impact on the effected adjustments — Capital loss

6.31	Considering that part of the adjustments made to TC and TCP’s shareholders’ equity would result in a tax-deductible loss, the tax and contribution credits should be considered as a positive factor of these adjustments. This is because the realization of the appraised assets and liabilities would result in a loss that would generate more tax credits for these companies than those to which they are presently entitled.

6.32	We therefore identified each adjustment individually and divided them into those corresponding to an expense and those corresponding to revenue and further classified them as operational or non-operating (pursuant to the definition of a non-operating result contained in Law 9.249/95).

6.33	Taking only those adjustments constituting tax-deductible expenses and/or taxable revenue[1], we obtained a deductible loss which will become a tax-loss carryforward. Such a loss, when operational in nature, was added to the existing losses, considering the expectations of realization provided by these companies. The present value of this loss was considered as an additional tax credit for these companies.

6.34	As a result, the fiscal impact (tax credits) of the above adjustments was calculated and accounted under “Deferred and recoverable taxes”.

[1] For the purposes of this appraisal, it was considered that a non-operating expense could only be considered if the adjustments resulted in a profit, since, if the Company obtains a loss in the ongoing fiscal year, such an expense could only be offset by non-operating gains.

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

7	Conclusion

7.1	Based on the objective and scope of this appraisal, and on your request for the recalculation of the market values of the investments by TCP in associated companies, based on the opinion of the law firm Machado, Meyer, Sendacz e Opice Advogados (see observation in the introduction to this report), the market value of TCP’s shareholders’ equity on June 30, 2003, is R$ 1,312,392 thousand, equivalent to R$ 1.12 per thousand shares.

7.2	However, we emphasize that in our best judgment, the economic criteria most adequate for the calculation of the market value of the shareholders’ equity of TCP in accordance with the methodology adopted, as well as the conclusions reached, are described in our appraisal report of October 24, 2003.

7.3	We further emphasize that events of possible relevance that may have taken place between the date of the valuation and the date of issue of this report, and which KPMG Corporate Finance may not have been made aware of, may affect the value obtained for the Company. KPMG Corporate Finance was not given the task of updating this report after its issue date.

7.4	A complete understanding of the conclusion of this report can only be obtained if it and its appendices are read in their entirety. No conclusions should therefore be drawn from a partial reading.

7.5	KPMG Corporate Finance was not hired to update this report after its date of issue.

7.6	KPMG Corporate Finance is not aware of any event until the date of the issuance of this report that may affect the results of this appraisal.

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

Appendix I

Balance sheets

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

Telesp Celular Participações S.A.

(In thousands of Brazilian Reais)

	Reference	Book value	Adjustmts.	Market value
Assets
Cash and cash equivalents		2,169	—	2,169
Interest on own capital and dividends	C	317,641	(22,447)	295,193
Credits with related parties		13,355	—	13,355
Deferred and recoverable taxes	D + J	167,353	7,031	174,384
Derivative operations	E	17,901	—	17,901
Anticipated expenses		7,232	—	7,232

Current assets		525,651	(15,416)	510,234

Credits with related parties		510,303	—	510,303
Deferred and recoverable taxes	D + J	419	—	419
Derivative operations	E	368,918	—	368,918
Prepaid expenses		2,667	—	2,667

Long-term assets		882,307	—	882,307

Investments	F	6,162,456	(2,290,277)	3,872,179
Net fixed assets		992	—	992

Permanent Assets		6,163,448	(2,290,277)	3,873,171

Total Assets		7,571,406	(2,305,693)	5,265,712

Liabilities
Personnel, social charges and benefits		149	—	149
Suppliers and accounts payable	G	677,260	(1,274)	675,986
Taxes and contributions		1,905	—	1,905
Loans and financing	E	1,222,895	—	1,222,895
Interest on own capital and dividends payable	H	5,810	(411)	5,399
Derivative operations	E	120,793	—	120,793
Others		65	—	65

Current liabilities		2,028,876	(1,685)	2,027,192

Loans and financing	E	1,808,372	—	1,808,372
Debts with related parties		117,756	—	117,756

Long-term liabilities		1,926,129	—	1,926,129

Shareholders’ Equity		3,616,401	(2,304,009)	1,312,392

Total Liabilities		7,571,406	(2,305,693)	5,265,712

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

Telesp Celular S.A.

(In thousands of Brazilian Reais)

	Reference	Book value	Adjustmts.	Market value
Assets
Cash and cash equivalents		243,064	—	243,064
Service accounts receivable, net	B	546,363	(26,625)	519,738
Credits with related parties		6,039	—	6,039
Inventories		129,829	—	129,829
Deferred and recoverable taxes	D + J	222,406	68,997	291,403
Derivative operations	E	18,065	—	18,065
Prepaid expenses		175,323	—	175,323
Others		27,688	—	27,688

Current assets		1,368,778	42,372	1,411,150

Credits with related parties		117,756	—	117,756
Deferred and recoverable taxes	D + J	886,112	(336,552)	549,561
Derivative operations	E	669,464	(148,788)	520,676
Prepaid expenses		9,715	—	9,715
Others		31	—	31

Long-term assets		1,683,079	(485,339)	1,197,739

Net fixed assets		3,059,154	(314,707)	2,744,447
Deferred, net		67,539	—	67,539

Permanent assets		3,126,693	(314,707)	2,811,986

Total assets		6,178,550	(757,674)	5,420,875

Liabilities
Personnel, social charges and benefits		19,943	—	19,943
Suppliers and accounts payable	G	470,353	(17,811)	452,541
Taxes and contributions		98,511	—	98,511
Loans and financing	E	808,655	—	808,655
Interest on own capital and dividends payable	H	321,302	(22,706)	298,596
Provisions for contingencies		40,078	—	40,078
Derivative operations	E	235,608	—	235,608
Debts with related parties		4,021	—	4,021
Others	E	219,696	—	219,696

Current liabilities		2,218,166	(40,517)	2,177,649

Loans and financing	E	815,641	—	815,641
Provisions for contingencies		21,833	—	21,833
Debts with related parties		5,791	—	5,791
Provisions for actuarial deficit		2,057	—	2,057
Others		2,986	—	2,986

Long-term liabilities		848,308	—	848,308

Shareholders’ Equity		3,112,075	(717,157)	2,394,918

Total Liabilities		6,178,550	(757,674)	5,420,875

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

Global Telecom S.A.

(In thousands of Brazilian Reais)

	Reference	Book value	Adjustmts.	Market value
Assets
Cash and cash equivalents		89,781	—	89,781
Service accounts receivable, net	B	69,325	(4,339)	64,986
Credits with related parties		273	—	273
Inventories		46,793	—	46,793
Deferred and recoverable taxes	D	65,720	(2,013)	63,707
Derivative operations	E	240	—	240
Prepaid expenses		22,609	—	22,609
Others		5,602	—	5,602

Current assets		300,343	(6,353)	293,991

Credits with related parties		5,791	—	5,791
Deferred and recoverable taxes	D	12,811	127,215	140,027
Prepaid expenses		1,569	—	1,569
Others		13,121	—	13,121

Long-term assets		33,292	127,215	160,508

Net fixed assets		1,376,296	(76,157)	1,300,139
Deferred, net		482,600	—	482,600

Permanent assets		1,858,896	(76,157)	1,782,739

Total assets		2,192,531	44,706	2,237,237

Liabilities
Personnel, social charges and benefits		3,610	—	3,610
Suppliers and accounts payable	G	78,779	(6,433)	72,346
Taxes and contributions		46,845	—	46,845
Loans and financing	E	70,038	—	70,038
Derivative operations	E	2,183	—	2,183
Debts with related parties		1,116	—	1,116
Others		13,136	—	13,136

Current liabilities		215,706	(6,433)	209,273

Taxes and contributions	I	136,230	(64,337)	71,894
Loans and financing	E	220,904	—	220,904
Provisions for contingencies		13,887	—	13,887
Debts with related parties		510,303	—	510,303
Provisions for actuarial deficit		3,838	—	3,838
Long-term liabilities		885,162	(64,337)	820,825

Capitalizable resources		595,472	—	595,472

Shareholders’ equity		496,191	115,475	611,666

Total Liabilities		2,192,531	44,706	2,237,237

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

Appendix II

Projected economic and financial indicators

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003

Reissue of the appraisal report on Telesp Celular Participações S.A. dated October 24, 2003